EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 26, 2019, with respect to the financial statements of the Fortune Brands Home & Security Retirement Savings Plan as of and for the year ended December 31, 2018, included in the Annual Report of Fortune Brands Home & Security Retirement Savings Plan on Form 11‑K for the year ended December 31, 2019.  We consent to the incorporation by reference of said report in the Registration Statement of Fortune Brands Home & Security, Inc. on Form S-8 (Registration No. 333-177164).

/s/ Grant Thornton LLP

Chicago, Illinois

June 26, 2020